Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, JUNE 20, 2005

MATERIAL SCIENCES CORPORATION

REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2005

ELK GROVE VILLAGE, IL, June 21 2005 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced results for the fourth quarter and year ended February 28, 2005.

Higher Sales, Improved Operating Costs Bring Turnaround to Profitability

Net sales for fiscal 2005 improved 8.9 percent to $264.9 million from last year’s $243.2 million. This was led by the introduction of new Quiet Steel® applications and the further penetration of existing products, primarily in the automotive market. Gross profit, which benefited from higher revenues and cost reduction efforts, increased to $56.0 million, or 21.1 percent of net sales, versus $41.0 million, or 16.9 percent for fiscal 2004.

Income from continuing operations for 2005 was $1.0 million, or 7 cents per diluted share, a significant improvement from the prior-year loss of $13.4 million, equal to 95 cents per diluted share. Results for the latest year included the following: $2.7 million in restructuring costs, comprised in part of $1.8 million for closing the Middletown, Ohio coil coating facility; $4.2 million in a contractual prepayment penalty on privately placed senior notes issued in 1998; $4.1 million as a result of paying long-term incentive awards; and $1.6 million to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in assessing internal controls over financial reporting. Net income for fiscal 2005 reached $0.9 million, or 6 cents per diluted share, compared with 2004’s net loss of $13.9 million, equal to 99 cents per diluted share.

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Business Model Focuses on Long-term Growth

“In fiscal 2005, we continued to take a hard look at our business, determining which areas would be the best source of long-term growth,” said Ronald L. Stewart, president and chief executive officer. “This led us to the hard decision of closing the Middletown, Ohio facility, since overcapacity in the industry meant this facility was unlikely to return to profitability. In addition, we decided to seek a strategic alternative for the field-effect technology underlying our Electronic Materials and Devices Group. As a result, we were able to take the strong cash flow provided by our remaining coil coating operations and focus investments on our highly successful Quiet Steel product line. The major improvement we saw in operating earnings for fiscal 2005 is one example of the results this business model provides.

“We also made the turnaround to profitability for the year,” Stewart added. “Included in the current year results are charges we took related to evaluating and strengthening our internal controls over financial reporting, as we work toward compliance with Sarbanes-Oxley. As part of this process, we uncovered several material weaknesses and significant deficiencies in our control processes that ultimately caused a delay in filing our financial statements for the year. These weaknesses are being systematically addressed. We have added, and are continuing to add, experienced personnel in our Finance Department to effectively deal with these issues.”

Improvements in the Fourth Quarter

For the three months ended February 28, 2005, net sales increased 1.7 percent to $64.4 million from $63.3 million in the prior year. Gross profit for the fourth quarter grew to $12.4 million, or 19.3 percent of net sales, from $11.5 million, or 18.1 percent in the same quarter last year. The loss from continuing operations was $0.8 million, or 5 cents per diluted share, versus last year’s loss from continuing operations of $12.4 million, equal to 88 cents per diluted share.

Net income for the latest fourth quarter was affected by the $4.1 million payment of long-term incentive awards and $0.8 million in costs associated with Sarbanes-Oxley compliance and strengthening internal controls. The provision for income taxes in the quarter reflected a net benefit of $1.1 million, primarily due to changes in tax laws in certain states where the company operates, the release of tax contingencies, and the benefit of certain state net operating losses. The net loss for the fourth quarter was $0.7 million, equal to 5 cents per diluted share, compared with a net loss of $12.5 million, equal to 88 cents per diluted share at this time last year.

Engineered Materials and Solutions Group (EMS)

Sales of electronic, acoustical/thermal and coated metal products for fiscal 2005, at $263.3 million, rose 8.5 percent from $242.7 million for fiscal 2004. EMS sales for the fourth quarter were $63.9 million versus $63.1 million a year ago, up 1.4 percent. Acoustical/thermal material-based solutions sales grew 50.5 percent for the year to $114.6 million from the $76.2 million for fiscal 2004. In the fourth quarter, sales reached $31.9 million from $24.4 million a year ago, for a 30.5 percent improvement in the sales of these products. The increase in both periods resulted from higher shipments of Quiet Steel for automotive body panels, plus a rise in sales of noise damping materials for engine components and original equipment and aftermarket disc brakes.

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“In addition, we increased our penetration in existing Quiet Steel markets,” Stewart explained. “For example, competitors had been taking share from us in the OEM brake damper business. In fiscal 2005 we reversed this trend and gained market share as a result of increased investment in people and technology several years ago.”

Coated metal sales for the year were down 7.1 percent to $129.8 million from $139.8 million in fiscal 2004. Sales for the fourth quarter were 9.6 percent lower, at $28.7 million, compared with $31.7 million in the same period last year. The decrease resulted from lower electrogalvanizing sales as MSC’s largest customer reduced its participation in this market. In addition, the company’s results were negatively affected by lower shipments of coated metal to the appliance/HVAC, electrogalvanizing, building products, swimming pool and lighting markets.

“We expect to see some improvement in coated metal sales in fiscal 2006, as the pricing and availability of steel continues to improve. In the meantime, we remain cautious and are keeping slightly higher levels of inventory to make sure our metal supplies are not disrupted,” said Stewart.

Sales of electronic material-based solutions in fiscal 2005 were $18.9 million, down 29.6 percent compared with $26.8 million for the prior year. In the 2005 fourth quarter, sales were $3.4 million, a decrease of 50.9 percent from $6.9 million in the same quarter last year. The decline resulted from the previously announced shift of the company’s supply model for the hard disk drive market to a toll processing program, under which the cost of metal is no longer reflected in the sale price.

“The primary business offering for the electronics market is our NRGDamp noise and vibration control material for hard disk drive manufacturers,” Stewart explained. “We believe this is a mature market and decided to take some steps that would better serve our customers and improve productivity. In addition to making the move to toll coating, we increased the width of the coating line at our contracted supplier’s plant in Malaysia, giving us greater flexibility.”

Electronic Materials and Devices Group (EMD)

This group, which includes interface touch controls and sensors, reported annual revenues of $1.5 million, an improvement from 2004’s $0.5 million. For the quarter, EMD’s sales were $0.4 million up from $0.2 million at the same time last year. These revenues resulted from shipments of SensaTank™ and SensaSwitch™ to the recreational vehicle market, revenues from an exclusive supply agreement with Lear Corporation, and nonrecurring engineering revenue. Operating losses at EMD totaled $5.6 million for the year compared with $5.1 million in fiscal 2004. The loss for the fourth quarter of fiscal 2005 was $1.3 million, slightly greater than last year’s loss of $1.2 million.

“While the technology underlying EMD is exciting and offers opportunity for long-term growth, MSC does not have the relationships or expertise to realize the full potential for field-effect controls and sensors,” Stewart said. “As a result, during fiscal 2005 we announced that MSC is seeking a strategic alternative for this business.”

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Outlook for Continued Improvements in Fiscal 2006

“Fiscal 2005 set the stage for significant improvements in MSC’s performance going forward. We are focused on the products that offer the greatest growth opportunities, and are funding this from the cash flow generated by more mature operations. We have a plan to add new applications and markets for Quiet Steel – both in the U.S. and abroad. In 2006 we will open our Applications Research Center near Detroit, to take our technological advantage to the next level. And we have a strong balance sheet to fund our growth – as well as a conservative approach to capital spending to ensure we get the most from our investments,” Stewart concluded.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these actions, net of estimated severance-related costs; impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; the company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; proceeds and potential impact from the possible sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the company’s significant customers; the risk of the successful development, introduction and marketing of new products and technologies, including products based on the touch sensor technology the company has licensed from TST; the anticipated marketing and research and development spending and the license fee payable to TST related to the switch/sensor business; the realization of the future value of the Lear Corporation agreement and other potential transactions involving EMD; facility utilization and product mix at the Walbridge, Ohio facility; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing

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operations, including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet Cluster Site; the successful shift of the company’s supply model for the disk drive market to a toll processing program; and other factors, risks and uncertainties identified in Part II, Item 7 of the company’s Annual Report on Form 10-K for the year ended February 28, 2005, to be filed with the Securities and Exchange Commission.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences is available at www.matsci.com

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MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended February 28 or 29,			Twelve Months Ended February 28 or 29,
	2005	2004	Percent Change	2005	2004	Percent Change
Net Sales	$64,372	$63,296	1.7%	$264,853	$243,218	8.9%
Cost of Sales	51,939	51,825	0.2%	208,902	202,203	3.3%

Gross Profit	$12,433	$11,471	8.4%	$55,951	$41,015	36.4%
Selling, General and Administrative Expenses	15,154	9,780	54.9%	47,277	38,445	23.0%
Asset Impairments, Restructuring and Other Expenses	7	15,969	-100.0%	2,657	15,982	-83.4%

Income (Loss) from Operations	$(2,728)	$(14,278)	-80.9%	$6,017	$(13,412)	-144.9%

Other (Income) and Expense:
Interest Expense, Net	$83	$691	-88.0%	$889	$2,896	-69.3%
Equity in Results of Joint Ventures	(57)	(17)	235.3%	(178)	—	NM
Loss on Early Retirement of Debt	—	—	NM	4,205	211	1892.9%
Other, Net	—	(1)	-100.0%	—	90	-100.0%

Total Other Expense, Net	$26	$673	-96.1%	$4,916	$3,197	53.8%

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	$(2,754)	$(14,951)	-81.6%	$1,101	$(16,609)	-106.6%
Provision (Benefit) for Income Taxes	(1,988)	(2,514)	-20.9%	91	(3,216)	-102.8%

Income (Loss) from Continuing Operations	$(766)	$(12,437)	-93.8%	$1,010	$(13,393)	-107.5%
Discontinued Operation:
Gain (Loss) on Discontinued Operation—Pinole Point Steel (Net of Provision for Income Taxes of $11 and Benefit for Income Taxes of $3, $143 and $316, Respectively)	54	(41)	-231.7%	(151)	(489)	-69.1%

Net Income (Loss)	$(712)	$(12,478)	-94.3%	$859	$(13,882)	-106.2%

Basic Net Income (Loss) Per Share:
Gain (Loss) from Continuing Operations	$(0.05)	$(0.88)	-94.3%	$0.07	$(0.95)	-107.4%
Loss on Discontinued Operation—Pinole Point Steel	—	—	NM	(0.01)	(0.04)	-75.0%

Basic Net Income (Loss) Per Share	$(0.05)	$(0.88)	-94.3%	$0.06	$(0.99)	-106.1%

Diluted Net Income (Loss) Per Share:
Gain (Loss) from Continuing Operations	$(0.05)	$(0.88)	-94.3%	$0.07	$(0.95)	-107.4%
Loss on Discontinued Operation—Pinole Point Steel	—	—	NM	(0.01)	(0.04)	-75.0%

Diluted Net Income (Loss) Per Share	$(0.05)	$(0.88)	-94.3%	$0.06	$(0.99)	-106.1%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,552	14,092		14,351	13,990
Dilutive Shares	—	—		64	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,552	14,092		14,415	13,990

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 28, 2005	February 29, 2004
Assets
Current Assets:
Cash and Cash Equivalents	$1,774	$33,483
Restricted Cash	—	3,357

Total Cash, Cash Equivalents and Restricted Cash	$1,774	$36,840
Receivables, Less Reserves of $5,945 and $4,185, Respectively	39,713	40,386
Income Taxes Receivable	134	51
Prepaid Expenses	1,211	1,290
Inventories	41,541	31,217
Deferred Income Taxes	2,727	2,235
Assets Held for Sale	—	2,281

Total Current Assets	$87,100	$114,300

Property, Plant and Equipment	$224,388	$220,248
Accumulated Depreciation and Amortization	(149,828)	(138,501)

Net Property, Plant and Equipment	$74,560	$81,747

Other Assets:
Investment in Joint Ventures	$1,694	$1,399
Goodwill	1,319	1,319
Deferred Income Taxes	4,842	4,655
Other	1,058	1,189

Total Other Assets	$8,913	$8,562

Total Assets	$170,573	$204,609

Liabilities
Current Liabilities:
Current Portion of Long-Term Debt	$—	$36,944
Accounts Payable	25,938	20,723
Accrued Payroll Related Expenses	10,355	12,154
Accrued Expenses	5,753	6,190
Current Liabilities of Discontinued Operation, Net—Pinole Point Steel	366	414

Total Current Liabilities	$42,412	$76,425

Long-Term Liabilities:
Long-Term Debt, Less Current Portion	$1,100	$7,000
Other	9,473	9,551

Total Long-Term Liabilities	$10,573	$16,551

Shareowners’ Equity
Preferred Stock	$—	$—
Common Stock	377	369
Additional Paid-In Capital	77,402	72,387
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	84,273	83,414
Accumulated Other Comprehensive Income	2,064	1,991

Total Shareowners’ Equity	$117,588	$111,633

Total Liabilities and Shareowners’ Equity	$170,573	$204,609